ProPhase Labs Reports Second Quarter 2011 Results

DOYLESTOWN, Pennsylvania – August 10, 2011.  ProPhase Labs (NASDAQ: PRPH) www.ProPhaseLabs.com today reported net sales of $1.7 million for the three months ended June 30, 2011, compared to net sales of $1.1 million for the three months ended June 30, 2010.

The Company incurred a net loss for the three months ended June 30, 2011, of $974,000, or ($0.06) per share, compared to a net loss of $2.3 million, or ($0.15) per share, for the three months ended June 30, 2010.

Results for the second quarter of 2011 compared to the second quarter of 2010 principally reflect the net effect of (i) an increase in net sales of $613,000, (ii) an increase in research and development costs of $26,000, offset by (iii) a decrease in sales and marketing expenditures of $117,000 and (iv) a decrease in general and administrative expenses of $779,000.

Net sales increased $1.8 million to $4.9 million for the six months ended June 30, 2011 as compared to $3.1 million for the six months ended June 30, 2010.

The Company incurred a net loss for the six months ended June 30, 2011, of $2.0 million, or ($0.13) per share, compared to a net loss of $3.3 million, or ($0.24) per share, for the six months ended June 30, 2010.

Results for the three months and the six months ended June 30, 2011 as compared to the three months and the six months ended June 30, 2010 reflect positive trends of increased revenues and improved margins during the respective 2011 periods as compared to the 2010 periods.  The Company’s strategic focus continues to be (i) revenue growth, (ii) strategic marketing expenditures to communicate the Cold-EEZE® message to consumers, (iii) product development and cost effective commercialization of new products, and (iv) reducing overhead and general operating costs.

Net sales increased for the three months and six months ended June 30, 2011 as compared to the three months and six months ended June 30, 2010 principally due to an increase in shipments to retailers from period to period.   Data from SDI Health suggests that the highest incidence of upper respiratory disorders for the 2010-2011 Cold Season occurred principally from December 2010 to February 2011 as compared to the 2009-2010 Cold Season when the highest incidence of respiratory disorders occurred principally from October 2009 to December 2009.  As a consequence, the timing, stocking and ultimate level of demand in retailer purchases of ProPhase Labs’ products all were affected by the change in the timing and the comparative severity of the respective cold season, as well as the effects of the Company’s expanded marketing efforts to increase consumer awareness and to influence purchase decisions.

Ted Karkus, ProPhase Labs’ Chairman and CEO, said, “In the second quarter of this year we increased revenues and decreased losses compared to the same quarter last year. We are beginning to see the fruits of our investments and efforts over the prior two years to strengthen the long term value of our Cold-EEZE franchise.  Over these past two years we have succeeded in streamlining operations, recruiting a world class team, building our relationships with our retail partners and repositioning our brand.”

Mr. Karkus added:  “We are far from finished rebuilding our brand and our Company. We have engaged top marketing consultants and vendors to optimize the return on our advertising dollars for the upcoming cough/cold season.  We hired a leading advertising agency to assist us with  creating and airing impactful TV commercials, a PR firm to create cost effective brand awareness and an experienced social media firm to help us gain sales and create customer loyalty through new and alternative media channels.  These are just some of our team’s collective efforts that should support a significant increase in brand awareness and education of Cold-EEZE for the upcoming cough/cold season.

We are optimistic that our investment of human and other resources over the past two years has stabilized our Company and that 2011 will mark the beginning of its turnaround. For the first time since taking office, our management team is positioned to concentrate on growing sales from a hopefully stable base, rather than trying to reverse the multi-year downward sales trend which preceded us.

Our focus is in building a stable and profitable brand that will lead to long term revenue growth.
This will require us to continue to invest significantly in the near term in brand marketing and strategic product development. These near term investments will negatively impact our short term financial performance in terms of net losses for this year. However, these investments are critical to the longer term growth of our brand.  Furthermore, we will launch new products and applications from a stronger platform.  For example, our Cold-EEZE Oral Spray development is complete and we have just commenced shipping to retailers.

Our new head of R&D, Raouf Ghaderi, Ph.D. is invaluable to our development of new Cold-EEZE branded products with either new delivery systems of our proprietary zinc gluconate formula or new formulations of zinc gluconate with additional active ingredients to provide consumers with broader treatment options. Dr.  Ghaderi also is assisting us in our Phusion joint venture to develop products outside of the cough/cold category longer term.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer and manufacturer of the Cold-EEZE® cold remedy family of lozenges clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE® customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® lozenges and fulfill other contract manufacturing opportunities.  ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”).  Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds.  Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels.   For more information visit us at www.ProPhaseLabs.com.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions; government regulations; the ability of our new management to successfully implement our business plan and strategy; our ability to fund our operations including the cost and availability of capital and credit; our ability to compete effectively including our ability to maintain and increase our market share in the markets in which we do business; and our dependence on sales from our main product, Cold-EEZE®, and our ability to successfully develop and commercialize new products.

Contact info:

Press Only Contact	Investor Contact
Jenny Miranda	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 584-4295	(215) 345-0919 x 0
jmiranda@5wpr.com

ProPhase Labs, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net sales	$1,744	$1,131	$4,910	$3,107

Cost of sales	848	660	2,020	1,466

Gross profit	896	471	2,890	1,641

Operating expenses:
Sales and marketing	663	780	2,218	1,514
Administration	1,040	1,819	2,285	3,231
Research and development	176	150	395	238
	1,879	2,749	4,898	4,983

Loss from operations	(983)	(2,278)	(2,008)	(3,342)

Interest and other income	9	24	21	26

Loss before income taxes	(974)	(2,254)	(1,987)	(3,316)

Income tax (benefit)	-	-	-	-

Net loss	$(974)	$(2,254)	$(1,987)	$(3,316)

Basic and diluted loss per share:
Loss from operations	$(0.06)	$(0.15)	$(0.13)	$(0.24)
Net loss	$(0.06)	$(0.15)	$(0.13)	$(0.24)

Weighted average common shares outstanding:
Basic and diluted	14,990	14,593	14,864	13,896

ProPhase Labs, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2011	December 31, 2010
Cash and cash equivalents	$8,743	$8,232
Accounts receivable, net	$1,162	$4,821
Inventory	$1,594	$1,682
Total current assets	$11,797	$15,756
Total assets	$17,746	$21,695
Total current liabilities	$5,788	$8,235
Total stockholders' equity	$11,958	$13,460